UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FGI Industries Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1603252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

906 Murray Road East Hanover, NJ 07869 (Address of Principal Executive Offices)	07869 (Zip Code)

FGI Industries Ltd. 2021 Equity Incentive Plan

FGI Industries Ltd. Employee Stock Purchase Plan

(Full titles of the plans)

John Chen

Executive Chairman

FGI Industries Ltd.

906 Murray Road

East Hanover, NJ 07869

(973) 428-0400

(Name, address, telephone number, including area code, and zip code, of agent for service)

Copies to:

James M. Fischer Jonathan R. Zimmerman Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 (612) 776-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary shares, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	1,500,000	(2)	$4.64	(4)	$6,960,000	$645.19
Ordinary shares, $0.0001 par value per share, reserved for issuance pursuant to the Employee Stock Purchase Plan	500,000	(3)	$4.64	(4)	$2,320,000	$215.07
Total	2,000,000				$9,280,000	$860.26

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of FGI Industries Ltd. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding Ordinary Shares.

(2) Represents Ordinary Shares reserved for issuance pursuant to awards under the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan also provides that the number of shares reserved for issuance under the 2021 Equity Incentive Plan will be increased on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031 in an amount equal to the lesser of: (i) 4.5% of the total number of Ordinary Shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 600,000 Ordinary Shares; or (iii) such number of Ordinary Shares determined by our Board of Directors (the “Board”).

(3) Represents Ordinary Shares reserved for issuance pursuant to awards under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan also provides that a number of Ordinary Shares reserved for issuance under the Employee Stock Purchase Plan will be increased on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031 in an amount equal to the lesser of: (i) 1% of the total number of Ordinary Shares outstanding as of December 31 of the immediately preceding calendar year, or (ii) 300,000 Ordinary Shares, provided, however, that the Board may determine that any annual increase shall be for a number of Shares that is less than the number of Shares determined by the application of clauses (i) and (ii).

(4) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.64, the average of the high and low price of the Company’s Ordinary Shares on January 25, 2022, as reported on the Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

FGI Industries Ltd. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

1	the Company’s prospectus, dated January 24, 2021, filed with the Commission on January 26, 2022 pursuant to Rule 424(b) under the Securities Act, relating to the Company’s registration statement on Form S-1, as amended (File No. 333-259457), which contains audited financial statements for the Company’s latest fiscal year; and

2	the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8-A (File No. 001-41207) filed with the Commission on January 6, 2022, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this Registration Statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association that will be effective prior to the closing of the initial public offering provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered and expect to continue to enter into agreements with our directors and officers providing contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of the exhibits required to be filed as a part of this Registration Statement on Form S-8 is set forth in the Exhibit Index, which follows, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 3, 2022) (File no. 333-259457).

4.2	Form of Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 3, 2022) (File no. 333-259457).

4.3	FGI Industries Ltd. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 3, 2022) (File no. 333-259457).

4.4	FGI Industries Ltd. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 3, 2022) (File no. 333-259457).

5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.

5.2*	Opinion of Travers Thorp Alberga.

23.1*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

23.2*	Consent of Marcum LLP, independent registered public accounting firm.

23.3*	Consent of Travers Thorp Alberga (included in Exhibit 5.2).

24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-8).

* Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, State of New Jersey, on the 26th day of January, 2022.

FGI INDUSTRIES LTD.

By:	/s/ John Chen
John Chen
Executive Chairman

POWER OF ATTORNEY

We, the undersigned directors and officers of FGI Industries Ltd., do hereby make, constitute and appoint David Bruce and John Chen and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Bruce	Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2022
David Bruce

/s/ Perry Lin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 26, 2022
Perry Lin

/s/ John Chen	Executive Chairman and Director	January 26, 2022
John Chen

/s/ Todd Heysse	Director	January 26, 2022
Todd Heysse

/s/ Kellie Zesch Weir	Director	January 26, 2022
Kellie Zesch Weir

/s/ Jae Chung	Director	January 26, 2022
Jae Chung